UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
 Date of report (Date of earliest event reported): May 23, 2022
 ZOVIO INC
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1811 E. Northrop Blvd, Chandler, AZ 85286
(Address of Principal Executive Offices, including zip code)

 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ZVO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 1.01.     Entry into a Material Definitive Agreement.
On May 23, 2022, Zovio Inc, a Delaware corporation (“Zovio” or the “Company”), TutorMe, LLC, a California limited liability company and a wholly-owned subsidiary of Zovio (“TutorMe”), Liminex, Inc., a Delaware corporation (“Purchaser Parent”), and Zorro Holdco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Purchaser Parent (“Purchaser”), entered into an Asset Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company and TutorMe sold substantially all of the assets of TutorMe’s business (the “Business”) to Purchaser in consideration for the payment by Purchaser of $55.0 million in cash and the assumption by Purchaser of certain liabilities of the Business. The consideration payable pursuant to the Purchase Agreement is subject to a customary post-closing working capital adjustment. The Company and TutorMe completed the sale of the Business to the Purchaser on May 23, 2022.
The Company, TutorMe and Purchaser each made customary representations and warranties in the Purchase Agreement. The Purchase Agreement also provides that, following the closing of the transaction, each party will have certain indemnification obligations, including with respect to breaches of covenants and for losses arising from certain assumed or retained liabilities, as applicable. The Company and TutorMe agreed to certain non-competition and non-solicitation obligations pursuant to the terms of the Purchase Agreement.
The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which will be timely filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.
Item 1.02.     Termination of a Material Definitive Agreement.
Concurrently with the consummation and closing of the transactions contemplated by the Purchase Agreement, the Company repaid in full all outstanding obligations of the Company owed to Blue Torch Finance, LLC, a Delaware limited liability company (“Blue Torch”) pursuant to the Financing Agreement, dated as of April 14, 2022 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Facility”) by and among Zovio, each subsidiary of Zovio listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), and Blue Torch, as collateral agent and administrative agent for the Lenders.
In connection with the Company’s repayment of the outstanding obligations under the Credit Facility, Blue Torch terminated the Credit Facility and released all of its security interests in and liens on all of the assets of the Company and its subsidiaries.
A summary of the material terms of the Credit Facility was set forth in Item 9B of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2022.
Item 2.01.     Completion of Acquisition or Disposition of Assets.
As described in Item 1.01, on May 23, 2022, the Company and TutorMe completed the sale of the Business to Purchaser. The information disclosed in response to Item 1.01 is incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits.
(b)    Pro forma financial information
The pro forma financial information required to be filed under Item 9.01(b) of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 4 business days after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOVIO INC

May 24, 2022	By:	/s/ Kevin Royal
Name: Kevin Royal
Title: Chief Financial Officer